Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI CEO DELIVERS AGGRESSIVE CHANGES IN FIRST 30 DAYS AS PART OF TURNAROUND

MOUNTAIN VIEW, Calif. (March 3, 2006)—Dennis McKenna, the CEO of Silicon Graphics (OTC: SGID), today unveiled his first major moves to achieve the goal of returning the company to profitability. McKenna is taking decisive action implementing a new organizational structure that is based on a distributed and collaborative management model, with a philosophy to drive responsiveness, flexibility and accountability throughout the organization.	1500 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com

As part of this, approximately 12% of the workforce or 250 positions in specific areas will be eliminated in the restructuring. In addition, SGI will continue to move forward with the previously announced cost reduction programs, increasing the total annualized savings objective to $150 million by the end of 2006. Together these actions will result in a flattened organization and simplified business processes and structures.	MEDIA CONTACT Caroline Japi caroline@sgi.com 650.933.7210

The total incremental restructuring charge, including severance and other charges, is expected to be approximately $20 million, and incurred over the next several quarters, as the international impacts generally take longer to complete. SGI’s severance programs provide, where practical, payments to be made over the same period in which the payroll expenses otherwise would have been incurred, with the objective of minimizing incremental cash expense.	SGI PR HOTLINE 650.933.7777

“As promised in late January, the goal for my first 30 days at SGI was to solidify a strong business foundation and assemble an organization that is laser-focused on execution,” said McKenna. “We’ve made tough decisions and we thank all SGI employees for their hard work and commitment.”	SGI PR FACSIMILE 650.933.0283

Product Portfolio
McKenna’s next strategic step is to effectively position SGI’s existing products for better differentiation in the marketplace. The Company will consolidate its compute server and visualization platform, and support customers’ visualization needs by leveraging best-of-breed, industry-standard, and open-source graphics partnerships. In addition, the Company

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will aggressively pursue new markets in the enterprise space, which are an excellent match for SGI’s highly scalable servers and high-performance storage solutions. SGI helps these companies efficiently manage big data problems through its unique technologies, including its NUMAflex global shared memory, NAS and SAN solutions. Finally, the company will bring new products to market within different price/performance bands, specifically targeting the mid-range.

“One thing that is not changing is that customers remain our top priority,” said McKenna. “SGI is committed to offering services and solutions to our customers that solve their high-performance computing needs.”

Corporate Financing
 The board of directors continues to explore all strategic and financial options as management moves to stabilize the business.

“Critical obstacles are still in the road and we are actively recruiting to make strategic hires to bring in the right skill sets needed in channel, product, and business development to achieve our objectives and complete this turnaround,” McKenna continued.

Management Changes
 SGI also announced today the resignation of CFO Jeff Zellmer and departure of COO Warren Pratt, who are leaving SGI to pursue personal interests. Kathy Lanterman, currently the corporate controller at SGI, will replace Jeff Zellmer as CFO.

“Both Jeff and Warren have made significant contributions to SGI and we wish them well in their future endeavors,” McKenna concluded. “Kathy brings to the CFO role a strong history of financial leadership and operational experience. I am confident that she will execute a seamless transition.”

SILICON GRAPHICS | The Source of Innovation and Discovery™
 SGI, also known as Silicon Graphics, Inc. (OTC: SGID), is a leader in high-performance computing. SGI helps customers solve their computing challenges, whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, enabling the transition from analog to digital broadcasting, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI, the SGI cube and the SGI logo are registered trademarks, and The Source of Innovation and Discovery is a trademark of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

This news release contains forward-looking statements regarding SGI technologies and third-party technologies that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described in such statements. The reader is cautioned not to rely unduly on these forward-looking statements, which are not a guarantee of future or current performance. Such risks and uncertainties include: our ability to achieve targeted expense savings; our ability to maintain adequate cash levels; risks associated with our existing finance arrangements, including covenant compliance; customer acceptance and other risks

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related to new product development; risks of employee turnover and management transition; and other risks detailed from time to time in the company's most recent SEC reports, including its reports on Form 10-K and Form 10-Q.